As filed with the Securities and Exchange Commission on July 11, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

PLYMOUTH INDUSTRIAL REIT, Inc.

(Exact name of registrant as specified in its charter)

Maryland	27-5466153
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

20 Custom House Street, 11th Floor Boston, Massachusetts	02110
(Address of principal executive offices)	(Zip code)

Plymouth Industrial REIT, Inc. and Plymouth Industrial OP, LP
Fourth Amended and Restated 2014 Incentive Award Plan

(Full title of the plan)

Jeffrey E. Witherell

Chief Executive Officer

20 Custom House Street, 11th Floor

Boston, Massachusetts 02110

(Name and address of agent for service)

(617) 340-3814

(Telephone number, including area code, of agent for service)

Copies to:

Justin R. Salon

R. John Hensley

Morrison & Foerster LLP

2100 L Street, NW, Suite 900

Washington, D.C. 20037

(202) 887-1500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement is filed by Plymouth Industrial REIT, Inc. (the “Company”) for the purpose of registering additional shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), issuable pursuant to the Company’s Fourth Amended and Restated 2014 Incentive Award Plan (the “Fourth Amended Plan”). On April 28, 2025, the Company filed with the U.S. Securities and Exchange Commission (the “Commission”) a definitive proxy statement that included a proposal to adopt the Fourth Amended Plan, which amends and restates the Company’s Third Amended and Restated 2014 Incentive Award Plan adopted on May 7, 2021 (the “Third Amended Plan”) in its entirety. The Fourth Amended Plan, among other things, increases the number of shares of Common Stock available for issuance under the Third Amended Plan by 500,000 shares. The proposal to adopt the Fourth Amended Plan was approved by the Company’s stockholders on June 12, 2025. This registration statement registers the 500,000 additional shares of Common Stock available for issuance under the Fourth Amended Plan.

The 500,000 additional shares of Common Stock available for issuance under the Fourth Amended Plan registered pursuant to this registration statement are the same class as those registered on the registration statement on Form S-8, which was filed with the Commission on August 3, 2023 (File No. 333-273652), the registration statement on Form S-8, which was filed with the Commission on December 3, 2020 (File No. 333-251104) and the registration statement on Form S-8, which was filed with the Commission on June 14, 2017 (File No. 333-218735) (together, the “Prior Registration Statements”), which are currently effective. Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statements, including any amendments thereto or filings incorporated therein, are incorporated by reference except as modified, supplemented or superseded herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to the persons participating in the Fourth Amended Plan, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which the Company has previously filed with the Commission, are hereby incorporated by reference into this Registration Statement, except to the extent that such reports/documents are only “furnished” to the Commission:

(1)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on March 3, 2025;
(2)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the Commission on May 1, 2025;
(3)	The Company’s Current Reports on Form 8-K, filed with the Commission on February 20, 2025, February 26, 2025 (solely Item 8.01), March 13, 2025 (solely Item 5.02), June 3, 2025, June 16, 2025 and June 20, 2025.

(4)	The information specifically incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, from the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 28, 2025; and
(5)	The description of Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-38106), filed with the Commission on February 24, 2020, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be part hereof from the date of filing such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The Company’s charter contains a provision which eliminates the Company’s directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires a Maryland corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

The Company’s charter authorizes the Company, to the maximum extent permitted by Maryland law, to obligate the Company, and the Company’s bylaws obligate the Company, to indemnify any present or former director or officer or any individual who, while a director or officer of the Company and at the Company’s request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any of the foregoing capacities and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

The Company has entered into indemnification agreements with each of its executive officers and directors whereby the Company has agreed to indemnify such executive officers and directors to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order the Company to indemnify such executive officer or director. In addition, the Company’s directors and officers are indemnified for specified liabilities and expenses pursuant to the partnership agreement of Plymouth Industrial OP, LP, whose sole general partner is the Company.

Insofar as the foregoing provisions permit indemnification of directors, officer or persons controlling the Company for liability arising under the Securities Act, the Company has been informed that in the opinion of the Commission this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Description of Common Stock (incorporated by reference to Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K (File No. 001-38106) filed on February 27, 2020).

4.2*	Plymouth Industrial REIT, Inc. and Plymouth Industrial OP, LP Fourth Amended and Restated 2014 Incentive Award Plan.

4.3	Form of Restricted Stock Award Agreement for Employees (incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-8 (File No. 333-251104) filed on December 3, 2020).

4.4	Form of Restricted Stock Award Agreement for Directors (incorporated by reference to Exhibit 4.4 to the Company's Registration Statement on Form S-8 (File No. 333-251104) filed on December 3, 2020).

5.1*	Opinion of Morrison & Foerster LLP.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

107*	Filing Fee Table.

__________________

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts on the 11th day of July, 2025.

Plymouth Industrial REIT, Inc.

By:	/s/ Jeffrey E. Witherell
Jeffrey E. Witherell Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jeffrey E. Witherell, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments to the registration statement), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date

/s/ Jeffrey E. Witherell	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	July 11, 2025
Jeffrey E. Witherell

/s/ Anthony Saladino	President and Chief Financial Officer	July 11, 2025
Anthony Saladino	(Principal Financial Officer)

/s/ Philip S. Cottone	Director	July 11, 2025
Philip S. Cottone

/s/ Richard J. DeAgazio	Director	July 11, 2025
Richard J. DeAgazio

/s/ David G. Gaw	Director	July 11, 2025
David G. Gaw

/s/ John W. Guinee	Director	July 11, 2025
John W. Guinee

/s/ Caitlin Murphy	Director	July 11, 2025
Caitlin Murphy

/s/ Pendleton P. White, Jr.	Director	July 11, 2025
Pendleton P. White, Jr.

/s/ Robert O. Stephenson	Director	July 11, 2025
Robert O. Stephenson